Exhibit 99.1
LULULEMON ATHLETICA INC. ANNOUNCES SECOND QUARTER FISCAL 2007 RESULTS
Second Quarter Net Revenue Increases 80% to $58.7 million
Operating Income Increases 202% to $9.8 million
Vancouver, Canada — September 10, 2007 — lululemon athletica inc. [NASDAQ: LULU; TSX: LLL] today announced financial results for the three and six months ended July 31, 2007.
For the three months ended July 31, 2007:
•	Net revenue increased 80% to $58.7 million compared to $32.5 million for the second quarter of fiscal 2006. Net revenue from corporate-owned stores increased 98% to $53.1 million compared to $26.8 million for the second quarter of fiscal 2006, with comparable store sales growth of 30%.

•	Gross profit as a percentage of net revenue increased 430 basis points to approximately 53% of net revenue from 49% of net revenue in the second quarter of fiscal 2006.

•	Income from operations increased 202% to $9.8 million, or 17% of revenues, compared to $3.2 million, or 10% of revenues, in the second quarter of fiscal 2006.

•	Diluted earnings per share were $0.07 on net income of $5.1 million, compared to diluted earnings per share of $0.03 on net income of $1.9 million in the second quarter of fiscal 2006.
For the six months ended July 31, 2007:
•	Net revenue increased 70% to $103.5 million compared to $60.7 million for the same period in fiscal 2006. Net revenue from corporate-owned stores increased 86% to $91.1 million compared to $49.0 million for the same period in fiscal 2006, with comparable store sales growth of 25%.

•	Gross profit as a percentage of net revenue increased 210 basis points to approximately 52% of revenues from 50% of net revenue in the first six months of fiscal 2006.

•	Income from operations increased 78% to $16.6 million, or 16% of revenues, compared to $9.4 million, or 15% of revenues, in the first six months of fiscal 2006.

•	Diluted earnings per share were $0.12 on net income of $8.7 million, compared to diluted earnings per share of $0.07 on net income of $5.1 million, for the same period in fiscal 2006.
Robert Meers, lululemon’s CEO stated: “We are pleased to report strong results in our initial quarter as a public company. Our team has built on the success of our unique winning formula — vertically retailing technical apparel for men and women — in a rapidly growing global market for healthy and active living. All of our managers, educators, brand ambassadors and head office employees continue to pave the way for the company’s success. ”
On August 2, 2007, the company completed an initial public offering of 20,930,000 shares of common stock at a price of $18.00 per share, of which 2,290,909 shares were sold by the company and 18,639,091 shares were sold by certain selling stockholders. Upon completion of the offering, the company and the selling stockholders received net proceeds of approximately $31.8 million and $312.0 million, respectively. The company intends to use the net proceeds from the offering, together with cash flow from operations, to fund new store openings and working capital, and for other general corporate purposes, which may include general and administrative expenses and potential acquisitions of franchises.
Mr. Meers continued, “We are very pleased with the successful completion of our initial public offering, and looking ahead, we are excited about the prospects for our unique brand and retailing model. Our plan is to capitalize on our expansion opportunities, and we are committed to generating returns for our stockholders.”
Guidance
For fiscal 2007, lululemon plans to open 25 new stores in North America, including the 8 new stores opened in the first two quarters. The Company is on plan to open the remaining 17 stores in the second half of fiscal 2007 and continues to expect 30 to 35 new store openings in fiscal 2008.
Based on results in the first half, the Company expects diluted EPS of $0.30 to $0.33 in fiscal year 2007 including $0.05 to $0.06 in our third quarter. We also expect comparable store sales in the mid to high-teen range for the full year. We anticipate diluted weighted average shares outstanding of approximately 70 million for 2007. The Company’s long-term annual financial targets include comparable store sales growth in the high-single digit range, net revenue growth of approximately 25% and diluted EPS growth in excess of 25%.

Conference Call Information
A conference call to discuss second quarter results is scheduled for today, September 10, 2007, at 4:30 PM Eastern Time. Investors interested in participating in the call are invited to dial (877) 502-9272 approximately ten minutes prior to the start of the call. Analysts participating in the call are invited to dial (877) 502-9276. The conference call will also be webcast live at www.lululemon.com.
About lululemon athletica inc.
lululemon athletica (NASDAQ:LULU; TSX:LLL) is a yoga-inspired athletic apparel company that creates components for people to live longer, healthier and more fun lives. By producing products that keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Forward-Looking Statements:
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the possibility that we may not be able to manage operations at our current size or manage growth effectively; the possibility that we may not be able to locate suitable locations to open new stores or attract customers to our stores; the possibility that we may not be able to successfully expand in the United States and other new markets; the possibility that we may not be able to finance our growth and maintain sufficient levels of cash flow; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; the possibility that we may not be able to effectively market and maintain a positive brand image; the possibility that we may not be able to maintain recent levels of comparable store sales or average sales per square foot; the possibility that we may not be able to continually innovate and provide our consumers with improved products; and the possibility that our suppliers or manufacturers may not produce or deliver our products in a timely or cost-effective manner; and other risk factors detailed in our filings with the Securities and Exchange Commission (“the SEC”), including Risk Factors contained in our final prospectus relating to our initial public offering filed included in our Registration Statement on Form S-1 (file no. 333-142477) filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
Company Contact:
John Currie
Chief Financial Officer
lululemon athletica inc.
604-732-6124
Investor Contact:
Joseph Teklits/Jean Fontana
ICR, Inc
203-682-8200

Exhibit (1)
lululemon athletica inc.
Consolidated Statements of Operations (unaudited)
Expressed in thousands of dollars except per share amounts

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	July 31, 2007	July 31, 2006	July 31, 2007	July 31, 2006

Net revenue	$58,681	$32,517	$103,470	$60,701

Costs of goods sold (including stock based compensation of $193, $70, $2,487 and $1,543)	27,434	16,614	49,412	30,278

Gross Profit	31,247	15,903	54,058	30,423
As a percent of revenues	53.2%	48.9%	52.2%	50.1%

Selling, general and administrative expenses (including stock based compensation of $1,368, $720, $2,606 and $982)	21,477	12,667	37,440	21,073
As a percent of revenues	36.6%	39.0%	36.2%	34.7%

Income from operations	9,770	3,236	16,618	9,350
As a percent of revenues	16.6%	10.0%	16.1%	15.4%

Other expense (income), net	(70)	(22)	(177)	(44)

Income before income taxes	9,840	3,258	16,795	9,394

Provision for income taxes	4,798	1,318	8,247	4,273
Non-controlling interest	(80)	—	(116)	—

Net income	$5,122	$1,940	$8,664	$5,121

Earnings per share:
Basic	$0.08	$0.03	$0.13	$0.07
Diluted	$0.07	$0.03	$0.12	$0.07

Weighted average outstanding:
Basic	65,225,819	65,225,819	65,225,819	65,225,819
Diluted	68,891,237	68,881,241	68,878,832	66,868,836

Exhibit (2)
lululemon athletica inc.
Condensed Consolidated Balance Sheets
Expressed in thousands of dollars

	July 31, 2007	January 31, 2007
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$9,727	$16,029
Inventories	23,848	26,628
Other current assets	4,704	5,836

Total current assets	38,279	48,493

Property and equipment, net	27,215	17,737

Intangible assets, net	7,205	2,140

Other assets	10,799	3,923

Total assets	$83,498	$72,293

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,928	$4,933
Other current liabilities	14,837	17,173
Income taxes payable	5,370	9,178

Total current liabilities	25,135	31,284

Other liabilities	5,897	3,630

Stockholders’ equity	52,466	37,379

Total liabilities and stockholders’ equity	$83,498	$72,293

4